Exhibit 10.2
RETIREMENT AGREEMENT
AND GENERAL RELEASE OF CLAIMS
THIS RETIREMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into by and between The Honest Company, Inc. (the “Company”), and Dave Loretta (“Employee,” “you,” or “your”) (together the “Parties” or individually a “Party”), in consideration for and as a condition to the Company’s agreement to provide you with certain Separation Benefits (defined below) to which you are not otherwise entitled.
1.Separation From Employment and Final Pay. Your employment with the Company will terminate as a result of your voluntary retirement, effective on June 16, 2025 (“Separation Date”). Your employment will end on the Separation Date regardless of whether you sign this Agreement or agree to the following terms and conditions. On the Separation Date (or by no later than the timeframe permitted by applicable law), and independent of this Agreement, the Company will provide you with a final paycheck that will fully compensate you for all wages, vacation, and other compensation earned and payable to you through the Separation Date, less applicable taxes and withholdings. The Separation Benefits described in Section 3 below are separate from and in addition to your final pay. You understand that, except as otherwise provided in this Agreement, you are not entitled to anything further from the Company, including reinstatement by the Company, or any compensation or benefits of any kind, for any reason, after the Separation Date.
2.Benefits Termination. Your eligibility for employee benefits as an employee of the Company will terminate on June 30, 2025. You will be separately notified of your right to continue your healthcare coverage under COBRA.
3.Separation Benefits. In consideration for entering into this Agreement, and provided that you: (i) remain in compliance with all Company policies; your Employment Agreement dated August 31, 2023 (“Employment Agreement”); and your Confidential Information and Invention Assignment Agreement (“CIIAA”), all through the Separation Date (and after, if applicable), (ii) deliver to the Company all Company property, pursuant to Section 10, by no later than thirty (30) days following the Separation Date, (iii) sign and return the executed copy of this Agreement to the Company on or before the expiration of the Consideration Period, (iv) fully comply with the terms of this Agreement, and (v) do not revoke this Agreement pursuant to Section 6 below, the Company will pay or extend to you, as applicable, the following (collectively referred to as the “Separation Benefits”):
a.the equivalent of twelve (12) months (the “Severance Period”) of your base salary in effect as of the Separation Date (i.e., the gross amount of $40,812.42 per month), subject to standard payroll deductions and withholdings, payable in monthly installments as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the thirtieth (30th) day after your Separation Date, provided this Agreement has become effective;
b.If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the twelve (12) month anniversary of the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event by email to the Legal Department (legal@thehonestcompany.com). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums; and
c.you will remain eligible to receive an annual bonus for the 2025 calendar year (notwithstanding your termination of employment prior to the payment date of the bonus), prorated based on the number of days you were employed by the Company in the 2025 calendar year and determined by the Board and/or the Committee in its discretion based on the achievement of the applicable performance goals for the 2025 calendar year, to be paid at the same time that annual bonuses for the 2025 calendar year are paid to other Company executives (but in any event no later than March 15, 2026).
You acknowledge that the Company has no duty or obligation (including pursuant to the Employment Agreement) to provide you the Separation Benefits absent this Agreement.
4.Equity Interests. Your entitlement to outstanding equity awards, if any, shall be governed by the terms of the stock plan governing such options and the documents by which such options were granted to you, along with any amendments thereto.
5.General Release.
a.In consideration of the Separation Benefits set forth in Section 3 above, you on behalf of yourself and your heirs, spouse, executor, assigns, administrators, representatives, and agents, hereby release and forever discharge the Company and each of its respective past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, as well as each of their past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, jointly and severally, (referred to collectively hereafter as the ”Releasees“), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as a “Claim” or “Claims”), of whatever kind and nature, whether now known or unknown, which you have at any time owned or held up to and including the date you sign this Agreement including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (a) your employment or termination of employment with the Company; (b) any act or omission by or on the part of any of the Releasees occurring from the beginning of time up through and including your execution of this Agreement; (c) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, failure to prevent discrimination, harassment or retaliation of any kind; (d) Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended; the Genetic Information and Discrimination Act; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”); the Rehabilitation Act of 1973, as amended; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Lily Ledbetter Fair Pay Act; the Pregnancy Discrimination Act; the Occupational Safety and Health Act; the Federal Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act (including the Equal Pay Act) or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; the Sarbanes-Oxley Act of 2002; the California Worker Adjustment and Retraining Notification Act; the California Business & Professions Code; the California Family Rights Act; the California Labor Code; the California Industrial Welfare Commission Wage Orders; the California Fair Employment and Housing Act; the California and United States Constitutions; and any local ordinance or federal or state statute, regulation or constitution; and (e) any Claim for attorneys' fees, penalties, interest, costs or expenses. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate or recover any damages, injunctive, declaratory, monetary, or other relief, in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Released Parties is a party. You represent that you are not an “aggrieved employee” for any purpose including under the California Private Attorneys’ General Act (“PAGA”), and therefore the Company is not liable for any penalties pursuant to PAGA for any conduct arising during or out of your employment with the Company. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
b.The General Release in Section 5(a) of this Agreement is intended to be a full and final release covering all suspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission prior to the date that you sign this

Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the Parties to this Agreement, or any matters described above. If you later discover facts different from or in addition to those facts you currently know or believe to be true, this Agreement, the waivers and releases will nevertheless remain effective in all respects. You and on behalf of anyone or any entity claiming through you, waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Cal. Civ. Code § 1542 which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Notwithstanding the provisions of § 1542, and for the purpose of implementing a full and complete release and discharge, you expressly acknowledge that (i) this Agreement is intended to and does include in its effect, without limitation, all Claims you do not know or suspect to exist in your favor against any of the Releasees, up to and including the date you sign this Agreement, and (ii) this Agreement expressly contemplates the extinguishment of such Claims.
6.Older Workers’ Benefit Protection Act Disclosures and Consideration/ Revocation Periods. This Agreement constitutes a knowing and voluntary waiver of any and all rights or Claims that you have or may have under the Federal Age Discrimination in Employment Act, as amended by the OWBPA. You agree and acknowledge that this Section and this Agreement are written in a manner to be understood by you. You are hereby advised in writing to consult with an attorney of your choosing before signing this Agreement. You may take up to twenty-one (21) days to review and consider this Agreement (“Consideration Period”), after which time this Agreement to provide you the Separation Benefits will expire. The Parties agree that modification of this Agreement, whether material or immaterial, shall not restart the running of the Consideration Period. If you decide not to use the full Consideration Period, you knowingly and voluntarily waive any claims that you were not given or did not use the full Consideration Period before signing this Agreement and acknowledge that you have signed this Agreement knowingly and voluntarily. You may revoke this Agreement at any time within the 7-day period following the date you sign this Agreement (“Revocation Period”) by providing written notice of revocation via email to the Legal Department (legal@thehonestcompany.com), so that such written notice is received before the Revocation Period expires. Subject also to Section 3 of this Agreement, the Company’s obligation to provide any payment under this Agreement does not become final and binding until after the expiration of the Revocation Period and only if you have not revoked this Agreement during such time period. If you exercise your right to revoke the Agreement during the Revocation Period, the Company reserves the right to treat the Agreement as void, in whole or in part, at its sole discretion.
7.Your Protected Rights; Non-Interference. Notwithstanding the above, the matters released in Section 5 do not include: (i) any rights to receive the Separation Benefits; (ii) any claim for vested and accrued benefits under any benefit plan governed by the Employment Retirement income Security Act of 1974, as amended; (iii) any claim for unemployment or state disability insurance benefits or worker compensation benefits; (iv) any claim of breach of the terms of this Agreement; or (v) any other claims that cannot lawfully be released as a matter of law or public policy. Additionally, nothing in this Agreement restricts or prevents you from disclosing or discussing allegations of discrimination, harassment, retaliation, wage and hour violations, or sexual assault, or conduct that is recognized as against a clear mandate of public policy or disclosing or discussing the settlement of such a claim or waives your right to file a charge, cooperate or participate in an investigation or proceeding conducted by an administrative or regulatory agency, such as the Equal Employment Opportunity Commission (“EEOC”); to bring a suit to challenge the validity of this Agreement as it applies to the claims seeking to enforce the ADEA; to file an unfair labor practice charge under the National Labor Relations Act; to make disclosures that are required by law; or to testify truthfully, when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, to the maximum extent permitted by applicable law, the consideration provided to you in this Agreement shall be the sole relief provided to you by the Releasees for the matters released in Section 5 and you agree to waive any monetary or other personal relief against the Releasees in connection with any such claim, charge, or proceeding. Nothing in this Agreement shall be interpreted to prohibit or prevent you from receiving a bounty or similar award for providing information to a government agency (such as the U.S. Securities and Exchange Commission) or filing or participating in any whistleblower complaint filed with the U.S. Securities and Exchange Commission.
8.Covenant Not to Sue; Representations. You acknowledge and agree that you have not and will not directly or indirectly institute or assist in any legal action against the Releasees based upon, arising out of, or related to any Claims released herein. You further acknowledge and agree that (a) you have not sustained any workplace injury of any kind during your employment with the Company, and accordingly, you do not intend to file any claim for or seek any workers’ compensation benefits; (b) you are aware of no facts or evidence that would give rise to any governmental action against any of the Releasees; and (c) you have not made any claims or allegations to the Company related to discrimination, harassment, retaliation, wage and hour violations, or sexual assault, and that none of the payments set forth in this Agreement are related to alleged discrimination, harassment, retaliation, wage and hour violations, or sexual assault. You agree that except for the Separation Benefits, you have been paid all wages and other compensation that you have earned or become entitled to during your employment with the Company, including but not limited to, all wages, salary, bonuses and commissions, vacation and paid time off, and reimbursable expenses.
9.Confidentiality and Non-Disparagement.
a.You agree that the terms and conditions of this Agreement are confidential, including, but not limited to, the amounts paid to you under this Agreement. You will not disclose or publicize the existence of this Agreement or any of its terms to any person, or in any manner, except to your spouse, legal counsel, or accounting advisors and then only after securing the agreement of each such individual to maintain the confidentiality of this Agreement.

Notwithstanding, this Agreement does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.
b.You further acknowledge that, during the term of your employment by the Company, you have had access to and possession of Confidential Information (defined below), and that following the Separation Date, you must continue to comply with the terms of the CIIAA. For the purposes of this Agreement, “Confidential Information” shall have the meaning ascribed to such term in the CIIAA.
c.In addition, you agree that, at all times following the Separation Date you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Releasees. The Company shall direct its current officers not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize your personal and/or business reputations, practices or conduct.
d.Notwithstanding any of the foregoing, nothing in this Agreement prevents any person from (i) disclosing either (x) the underlying facts or circumstances regarding conduct that they reasonably believe to be illegal discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy or (y) the existence of a settlement involving such conduct; (ii) testifying truthfully in any legal proceeding, including, but not limited to, responding to any inquiries made by the EEOC or any government agency; or (iii) engaging in activity protected by the National Labor Relations Act, including the right to discuss terms and conditions of employment with current or former co-workers.
10. Surrender and Return of Company Property. As a condition of your receipt of the Separation Benefits, you represent and warrant that proprietary items will be returned to an authorized officer of the Company, including but not limited to, any computer hardware or software, credit cards, key cards, cellular phones, any books or manuals issued by the Company and any other Confidential Information (including, without limitation, all copies or reproductions of such documents or materials, computer disks, backup copies, and other forms of electronic storage media) within thirty (30) days of the Separation Date, and that you will not retain any copies thereof.
11.Cooperation Agreement. You agree to cooperate fully with the Company in connection with any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including without limitation your meeting with the Company's counsel and/or advisors at reasonable times, upon their request, and providing written statements or live testimony (in court or at depositions) that is truthful, and complete in accordance with information known to you. To the extent any obligations under this Section require you to travel and/or incur expenses, the Company agrees to pay for any and all such travel and/or expenses, with such travel and/or expenses to be pre-approved by the Company before they are incurred.
12.Tax Matters. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. You acknowledge that any and all federal, state, or local tax liability that may be due or become due because of the Separation Benefits are your sole responsibility, and you further agree to hold the Company harmless and indemnify it for any and all liabilities, penalties, interest, costs, attorneys’ fees and expenses relating to any tax or contribution that may be incurred or demanded as a result of your receipt of the Separation Benefits.
13.Severability. If any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. To the extent any provision of the general release of claims is deemed to be invalid or unenforceable, the Parties agree to enter into a full and general release of all claims by you that is not invalid.
14.Governing Law; Dispute Resolution. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws. Any and all disputes arising out of or in connection with this Agreement, or the breach thereof, shall be construed, arbitrated and finally resolved by and in accordance with Section 11 of the Employment Agreement.
15.No Admission. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of the Releasees, nor will it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
16.Execution; Counterparts. You shall not execute this Agreement before the Separation Date, and the Company has no obligation to countersign this Agreement you execute this Agreement before the Separation Date. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
17.Acknowledgment. You acknowledge that you have read this Agreement, fully understand the contents of this Agreement, freely, voluntarily and without coercion enter into this Agreement, and are signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims you may have against the Company.
18.Entire Agreement. This Agreement contains all of the terms, conditions, promises, representations and understandings between the Parties, and supersedes any previous written or oral agreements between the Parties, except that any provisions of the CIIAA, your previous indemnification agreement with the Company, and the Employment Agreement that survive the termination of your employment will remain in full force and effect. This Agreement cannot be modified except by a writing signed by you and an authorized officer of the Company. The Company’s failure to insist upon your strict adherence to any term or obligation of this Agreement shall neither be considered a waiver nor deprive the Company of the right to thereafter expect or insist upon strict adherence to that term or obligation, or any other term or obligation, of this Agreement.
19.Effective Date. This Agreement shall not become effective until 12:01 a.m. on the 8th day after you sign and date this Agreement and do not revoke it (referred to hereafter as the “Effective Date”).
YOU ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, VOLUNTARILY, AND WITHOUT DURESS. YOU ARE ADVISED TO CONSULT WITH COUNSEL ABOUT THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

EMPLOYEE
Dated: 6/16/2025	/s/ Dave Loretta
Dave Loretta

THE HONEST COMPANY, INC.
Dated: 6/16/2025	By: /s/ Brendan Sheehey
Title: General Counsel & Corporate Secretary

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